Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 13, 2011 (except Notes 11 and 12, as to which the date is December 14, 2011) with respect to the financial statements of Coskata, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Coskata, Inc. filed on January 27, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois

January 27, 2012